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                                                                     Exhibit (8)


                   MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
                       840 West Long Lake Road, Suite 200
                            Troy, Michigan 48098-6358
                            Telephone: (248) 879-2000
                            Facsimile:(248) 879-2001


                               September 21, 2001


Republic Bancorp Inc.
1070 East Main Street
Owosso, Michigan 48867

Republic Capital Trust I
1070 East Main Street

Owosso, Michigan 48867

         Re:    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as counsel for Republic Bancorp Inc., a Michigan corporation (the "Company"), and Republic Capital Trust I, a statutory business trust created under the laws of Delaware (the "Trust"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering (i) 1,840,000 ____% Cumulative Trust Preferred Securities (the "Preferred Securities") to be issued by the Trust,
(ii) $47,422,700 aggregate principal amount of the Company's ____% Subordinated Debentures due 2031 (the "Subordinated Debentures") to be issued by the Company to the Trust, and (iii) the Company's guarantee (the "Guarantee") which guarantees the payment of distributions and payments on liquidation or redemption of the Preferred Securities, to be issued by the Company to the Trust in connection with such issuance of the Preferred Securities.

         In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Trust of the Trust dated as of September 20, 2001; (ii) the form of Amended and Restated Trust Agreement of the Trust; (iii) the form of Preferred Securities Certificate of the Trust; (iv) the form of Preferred Securities Guarantee Agreement for the Trust; (v) the form of Subordinated Debenture; and (vi) the form of Indenture for the Subordinated Debentures (the "Indenture"), all in the forms filed as exhibits to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original

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documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or other, to enter into perform and all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Amended and Restated Trust Agreement of the Trust, the Preferred Securities Certificate of the Trust, the Guarantee Agreement, the Subordinated Debentures and the Indenture will be executed in substantially the form reviewed by us and that the terms of the Subordinated Debentures, when established in conformity with the Indenture, will not violate any applicable law. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon factual statements and factual representations of officers, trustees and other representatives of the Company and the Trust, and others.

         We hereby confirm that the statements contained under the heading "Federal Income Tax Consequences" in the Prospectus for the offering of the Preferred Securities filed as part of the Registration Statement (the "Prospectus"), insofar as such statements constitute matters of law or legal conclusions, as qualified therein, are our opinion and that such statements are true, correct and complete in all material respects. Although such statements constituting matters of law or legal conclusions do not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities, it is our opinion that such statements are, in all material respects, a fair and accurate summary of all material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities, based upon current law as they relate to holders described therein. It is possible that contrary positions with regard to the purchase, ownership and disposition of the Preferred Securities may be taken by the Internal Revenue Service (the "Service") and that a court may agree with such contrary positions.

         Additionally, based upon the facts, assumptions and representations set forth or referred to herein, and the accuracy of such facts, assumptions and representations as of the date hereof, and assuming full compliance with the terms of the Amended and Restated Trust Agreement of the Trust and the Indenture, it is our opinion that the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each beneficial owner of the Preferred Securities will be treated as owning an undivided beneficial interest in the Subordinated Debentures.

         The opinions expressed in this letter are based on the Internal Revenue Code of 1986, as amended, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authorities reported as of the date hereof. We have also considered the position of the Service reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.

         Our opinion is being furnished in connection with the filing of the Registration Statement and is limited to the federal income tax issues specifically considered herein. It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written consent. We do not express any opinion as to any other United States federal income tax issues or any state or local or foreign tax issues. Although the opinions expressed herein are based upon our best interpretation of existing sources of law and represent what we believe a court would properly conclude if presented with these issues, no

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assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

         We hereby consent to the use of our name under the caption "Federal Income Tax Consequences" in the Prospectus and the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and thereunder. This opinion is expressed the disclosures set forth in the We disclaim any undertaking to advise stated or assumed herein or any regulations of the Commission promulgated as of the date hereof and applies only to Prospectus and the Registration Statement you of any subsequent changes of the facts subsequent changes in applicable law.

                                 Very truly yours,

                                 /s/ Miller, Canfield, Paddock and Stone, P.L.C.